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                                                                  EXHIBIT 99.B10

                       VEDDER, PRICE, KAUFMAN & KAMMHOLZ




                                                               February 29, 1996

William Blair Mutual Funds, Inc.
222 W. Adams Street
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by William Blair Mutual Funds, Inc. (the "Fund") in connection with its registration of shares of common stock, par value $.001 per share ("Shares"), in the Income Fund portfolio ("Portfolio").

         We have acted as counsel to the Fund since its inception and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing, and assuming that the Fund's Articles of Incorporation dated September 22, 1987, as amended on April 30, 1991, and the By-Laws of the Fund adopted February 5, 1991 are presently in full force and effect and have not been further amended in any respect and that the resolutions adopted by the Board of Directors of the Fund on September 23, 1987, July 24, 1990, February 5, 1991, July 21, 1992 and October 26, 1993
relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a duly authorized and validly existing corporation with transferrable shares under the laws of the State of Maryland and is authorized to issue five hundred million shares in the Portfolio having an aggregate par value of five hundred thousand dollars; and
(b) upon the issuance of the Shares in accordance with the Fund's Articles of Incorporation and the receipt by the Portfolio of a purchase price not less than the net asset value per Share, the Shares will be legally issued and outstanding, fully paid and nonassessable.
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         This opinion is solely for the benefit of the Fund, the Fund's Board of Directors and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                            Very truly yours,

                                            /s/Vedder, Price, Kaufman & Kammholz

                                            VEDDER, PRICE, KAUFMAN & KAMMHOLZ

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